                                                                     Exhibit 4.7


THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND STATE SECURITIES LAW OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.


                              AMENDED AND RESTATED
                      WARRANT TO PURCHASE PREFERRED SHARES

Corporation:  Kanbay International, Inc., a Delaware corporation
Number of Shares:  25,000
Class of Stock:  Series A-1 Convertible Preferred
Initial Exercise Price:  $6.25 per Preferred Stock
Issue Date:  April 19, 2000 1/
Expiration Date:  April 18, 2007


                                    RECITALS

         A. On April 19, 2000, a Warrant to Purchase Preferred Units was issued by Kanbay, LLC, a Delaware limited liability company, in favor of Silicon Valley Bancshares (the "Holder"), for the purchase of 25,000 Series A Convertible Preferred Units of Kanbay, LLC at the Initial Exercise Price of $6.25 per Preferred Unit (the "Original Warrant"). Pursuant to paragraph 2.2 of the Original Warrant, Kanbay, LLC was entitled to convert from a limited liability company to a Delaware corporation (the "Conversion");

         B. On August 24, 2000, pursuant to the Conversion and in accordance with terms of the Original Warrant, Kanbay International, Inc., a Delaware corporation and successor to Kanbay, LLC, issued in favor of the Holder, as a replacement for and in lieu of the Original Warrant, a warrant for the purchase of 25,000 shares of Series A Convertible Preferred Stock of Kanbay International, Inc. at the Initial Exercise Price of $6.25 per share (the "Conversion Warrant") as a replacement for and in lieu of the Original Warrant;

         C. In connection with transactions contemplated by that certain Subscription Agreement by and between Kanbay International, Inc. and MSIT Holdings, Inc., Kanbay International, Inc. amended its Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation") effective on August 31, 2000, to provide for, among other things, the reclassification of shares of its Series A Convertible Preferred Stock (the "Original Series A Preferred Stock") to shares of Series A-1 Convertible Preferred Stock (the "New Series A-1 Preferred Stock") (the "Reclassification"); and

         D. In accordance with the terms of the Conversion Warrant, Kanbay International, Inc. is issuing as a replacement for and in lieu of the replacement Warrant this Amended and Restated Warrant in favor of the Holder for the purchase of 25,000 shares of its New Series A-1 Preferred Stock (the "Replacement Warrant"), such Replacement Warrant relating back to the Original issue date of April 19, 2000.

         NOW, THEREFORE, in consideration of Silicon Valley Bank continuing its loan to Kanbay International, Inc., the parties hereby agree as follows:

1/ In accordance with Section 4.4 hereof and pursuant to that certain Assignment, dated so as to be effective April 19, 2000 and received by the Company on April 27, 2004, this Warrant has been assigned by Silicon Valley Bank to Silicon Valley Bancshares.

         THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, SILICON VALLEY BANCSHARES is entitled to purchase the number of fully paid and nonassessable shares of Series A-1 Convertible Preferred Stock (the "Preferred Shares") of Kanbay International, Inc., a Delaware corporation (the "Company"), at the initial exercise price per Preferred Share (the "Warrant Price"), all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

                                    ARTICLE 1

                                    EXERCISE

         1.1 METHOD OF EXERCISE. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the Conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Preferred Shares being purchased. Upon exercise of this Warrant, Holder shall agree to become a party to the Company's Second Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement"), and shall execute such other documents that Company may reasonably require for Holder to become a stockholder of the Company.

         1.2 CONVERSION RIGHT. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Preferred Shares determined by dividing
(a) the aggregate fair market value of the Preferred Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Preferred Shares by (b) the fair market value of one Preferred Share. The fair market value of the Preferred Shares shall be determined pursuant to Section 1.3.

         1.3 FAIR MARKET VALUE. If the Preferred Shares are traded in a public market, the fair market value of the Preferred Shares shall be the closing price of the Preferred Shares (or the closing price of the Company's common shares into which the Preferred Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Preferred Shares are not traded in a public market, the Board of Directors of the Company shall determine fair market value in their reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Members in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is more than five percent (5%) greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

         1.4 DELIVERY OF CERTIFICATE AND NEW WARRANT. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Preferred Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Preferred Shares not so acquired.

         1.5 REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

         1.6 ASSUMPTION UPON SALE, MERGER, OR CONSOLIDATION OF THE COMPANY.

                  1.6.1. "ACQUISITION". For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

                  1.6.2. ASSUMPTION OF WARRANT. Upon the closing of any Acquisition the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Preferred Shares issuable upon exercise of the unexercised portion of this Warrant as if such Preferred Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

         1.7 RIGHTS OF HOLDER. Until such time as Holder exercises this Warrant and becomes a stockholder of the Company as provided herein, Holder shall not solely by reason of holding this Warrant be entitled to vote on any matters for which a stockholder is entitled to vote or be entitled to any other rights of a stockholder (except for rights specifically set forth in this Warrant).

                                    ARTICLE 2

                       ADJUSTMENTS TO THE PREFERRED SHARES

         2.1 DISTRIBUTION OF SHARES, SPLITS, ETC. If the Company declares or makes a distribution on its common shares (or the Preferred Shares) payable in common shares, or other securities, subdivides the outstanding common shares into a greater amount of common shares, or subdivides the Preferred Shares in a transaction that increases the amount of common shares into which the Preferred Shares are convertible, then upon exercise of this Warrant, for each Preferred Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Preferred Shares of record as of the date the distribution or subdivision occurred.

         2.2 RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. Upon any reclassification, exchange, substitution, or other event that results in a change of the type, number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Preferred Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Preferred Shares to common shares pursuant to the terms of the Company's Amended and Restated Certificate of Incorporation, as the same may be amended from time to time, and Stockholder's Agreement upon the closing of a registered public offering of the Company's common shares. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

         2.3 ADJUSTMENTS FOR COMBINATIONS, ETC. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

         2.4 ADJUSTMENTS FOR DILUTING ISSUANCES. The Warrant Price and the number of Preferred Shares issuable upon exercise of this Warrant or the number of common shares issuable upon conversion of the Preferred Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company's Amended and Restated Certificate of Incorporation, as the same may be amended from time to time. The provisions set forth for the Preferred Shares in the Company's Amended and Restated Certificate of Incorporation, as the same may be amended from time to time, relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects Holder in the same manner as they affect all other shareholders of the Preferred Shares.

         2.5 NO IMPAIRMENT. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Preferred Shares or its common shares other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Preferred Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

         2.6 FRACTIONAL SHARES. No fractional shares shall be issuable upon exercise or Conversion of the Warrant and the number of shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or Conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full share.

         2.7 CERTIFICATE AS TO ADJUSTMENTS. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

                                    ARTICLE 3

                  REPRESENTATIONS AND COVENANTS OF THE COMPANY

         3.1 REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Holder as follows:

                  (a) The initial Warrant Price referenced on the first page of this Warrant is not greater than (i) the price per share at which the Preferred Shares were last issued in an arms-length transaction in which at least $500,000 of the Preferred Shares were sold and (ii) the fair market value of the Preferred Shares as of the date of this Warrant.

                  (b) All Preferred Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Preferred Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

                  (c) The Capitalization Table attached to this Warrant is true and complete as of September 14, 2000.

         3.2 NOTICE OF CERTAIN EVENTS. If the Company proposes at any time
(a) to declare any distribution upon its common shares, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its shares any additional shares of any class or series or other rights; (c) to effect any reclassification or recapitalization of common shares (d) to merge or consolidate with or into any other entity, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such distribution, or subscription rights (and specifying the date on which the holders of common shares will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days' prior written notice of the date when the same will take place (and specifying the date on which the holders of shares will be entitled to exchange their shares for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

         3.3 INFORMATION RIGHTS. So long as the Holder holds this Warrant and/or any of the Preferred Shares, the Company shall deliver to the Holder
(a) promptly after mailing, copies of all notices or other written communications to the stockholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing, and (c) such other financial statements required under and in accordance with any loan documents between Holder and the Company (or if there are no such requirements or if the subject loan(s) no longer are outstanding), then within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements.

         3.4 REGISTRATION UNDER SECURITIES ACT OF 1933, AS AMENDED. The Company agrees that the Preferred Shares, or if the Preferred Shares are convertible into common shares of the Company, such common shares shall be subject to the registration rights set forth on Exhibit A (which Exhibit A is hereby incorporated herein and made a part of this Warrant).

                                    ARTICLE 4
                                  MISCELLANEOUS

         4.1 TERM. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

         4.2 LEGENDS. This Warrant and the Preferred Shares (and the securities issuable, directly or indirectly, upon conversion of the Preferred Shares, if any) shall be imprinted with a legend in substantially the following form:

                  THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

         4.3 COMPLIANCE WITH SECURITIES LAWS ON TRANSFER. This Warrant and the Preferred Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Preferred Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holders notice of proposed sale.

         4.4 TRANSFER PROCEDURE. Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Preferred Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Preferred Shares, if any) at any time to Silicon Valley Bancshares or The Silicon Valley Bank Foundation, or to any affiliate of Holder, or, to any other transferee, by giving the Company notice of the portion of the Warrant being transferred, setting forth the name, address and taxpayer identification number of the transferee, and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

         4.5 NOTICES. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time. All notices to be provided under this Warrant shall be sent to the following address:

                           Silicon Valley Bank
                           9701 West Higgins Road, Suite 150
                           Rosemont, IL  60018
                           Attention:  David Dailey, Vice President
                           Fax:  (847)698-0635

                  with a copy to:

                           Silicon Valley Bancshares
                           Attn:  Treasury Department
                           3003 Tasman Drive (HA-200)
                           Santa Clara, CA  95054
                           Fax:  (408)496-2405

         4.6 WAIVER. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

         4.7 ATTORNEYS FEES. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

         4.8 GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to its principles regarding conflicts of law.

                                   KANBAY INTERNATIONAL, INC.("Company")


                                   By:   Authorized Party
                                      ---------------------------------------
                                   Name: Authorized Party
                                        -------------------------------------
                                        (Print)

                                   Title:______________________________________
                                           Chief Financial Officer or Secretary

                                   APPENDIX 1


                               NOTICE OF EXERCISE



         1. The undersigned hereby elects to purchase shares of the Series A-1 Convertible Preferred Stock (the "Preferred Shares") of Kanbay International, Inc., a Delaware corporation, pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

         1. The undersigned hereby elects to convert the attached Warrant into Preferred Shares in the manner specified in the Warrant. This conversion is exercised with respect to _____________________ of the Preferred Shares covered by the Warrant.

         [Strike paragraph that does not apply.]

         2. Please issue a certificate or certificates representing said Preferred Shares in the name of the undersigned or in such other name as is specified below:

                           -------------------------------------------
                                    (Name)


                           -------------------------------------------

                           -------------------------------------------
                                    (Address)

         3. The undersigned represents it is acquiring the Preferred Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

                                                 SILICON VALLEY BANCSHARES



                                                 By:____________________________
                                                    (Signature)

                                                 Name:__________________________

                                                 Title:_________________________

--------------------
         (Date)

                                    EXHIBIT A
                                       TO
                      WARRANT TO PURCHASE PREFERRED SHARES

                               REGISTRATION RIGHTS


         The shares of common stock issuable upon conversion of the Preferred Shares shall be deemed "registrable securities" or otherwise entitled to "piggy back" registration rights in accordance with the terms of that certain Amended and Restated Registration Rights Agreement by and among the Company, MSIT Holdings, Inc., a Delaware corporation, Safeguard 98 Capital, L.P., a Delaware limited partnership, Household Investment Funding, Inc., and certain other holders of the Company's stock, dated as of September 14, 2000 (the "Registration Rights Agreement") as if Holder was a party thereto and all such provisions thereof with respect to such registrable securities and registration rights were for Holder's benefit (which Registration Rights Agreement is hereby incorporated herein and made a part of this Warrant).

         The Company agrees that no amendments will be made to the Registration Rights Agreement which would have an adverse impact on Holder's registration rights thereunder without the consent of Holder.

                              CAPITALIZATION TABLE